U.S. SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 20, 2026
ARQ, INC.

(Name of registrant as specified in its charter)

Delaware	001-37822	27-5472457
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

8051 E. Maplewood Avenue, Suite 210, Greenwood Village, CO	80111
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (720) 598-3500

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Class	Trading Symbol	Name of each exchange on which registered
Common stock, par value $0.001 per share	ARQ	Nasdaq Global Market
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.	☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Appointment of Chief Financial Officer
On May 26, 2026, the Board of Directors (the “Board”) of Arq, Inc. (the “Company”) appointed Shimon Steinmetz, 48, as the Company’s Executive Vice President and Chief Financial Officer, effective as of his commencement date which will be on or prior to July 27, 2026. Upon the effective date of his appointment, Mr. Steinmetz will serve as the Company’s principal financial officer.
Mr. Steinmetz has over twenty years of experience in finance, corporate restructuring, banking, and executive management for both private and public companies. Since 2024, Mr. Steinmetz has served as the interim Chief Financial Officer of Focal Point Care, a private equity backed healthcare services company. Prior to his time at Focal Point Care, Mr. Steinmetz served as Chief Financial Officer of Vesta, a global financial technology firm. From 2017 to 2022, Mr. Steinmetz worked as a senior director at the consulting firm Alvarez & Marsal, LLP. Prior to his time at Alvarez & Marsal, LLP, Mr. Steinmetz served as Chief Financial Officer of Finjan Holdings, Inc., where he successfully guided the company through its transition to a publicly listed entity in 2013. Mr. Steinmetz began his career in investment banking at both Salomon Smith Barney and Goldman Sachs. Mr. Steinmetz holds a Bachelor of Science degree in finance from Yeshiva University and a Master of Business Administration from the University of Chicago’s Booth Graduate School of Business.
On May 26, 2026, Mr. Steinmetz and the Company entered into an employment agreement (the “Agreement”). Pursuant to the Agreement, Mr. Steinmetz will receive an annual base salary of $500,000, and be eligible to participate in the Company’s short-term incentive plan with a target bonus opportunity of 50% of his base salary and the Company's long-term incentive plan with a target award of 80% of his base salary. In addition, Mr. Steinmetz will receive the following inducement awards: (a) 250,000 restricted stock awards ("RSAs"), 75,000 of which will vest on the second anniversary of the grant date and 175,000 of which RSAs shall vest on the third anniversary of the grant date; and (b) 150,000 performance share units ("PSUs"), which vests as to 50,000 PSUs when the volume weighted average price of the Company’s common stock over a 30-day period (the “30-Day VWAP”) equals $8.00 per share, as to 50,000 PSUs when the 30-Day VWAP equals $10.00 per share, and as to 50,000 PSUs when the 30-Day VWAP equals $15.00 per share, in each case, prior to the third anniversary of the grant date.
In the event Mr. Steinmetz is terminated without Cause or resigns for Good Reason (each as defined in the Agreement), the Agreement provides for the following severance benefits, subject to his execution and non-revocation of a release of claims: (a) 12 months of continued base salary payments; (b) payment of any short-term incentive or other cash bonus for the year in which such termination occurs based on actual performance; (c) accelerated vesting of all time-based RSAs; (d) accelerated vesting of all PSUs based on actual performance through the termination date; and (e) a lump-sum payment equal to 12 months of COBRA premiums. The Employment Agreement also includes standard confidentiality, inventions assignment, and incentive compensation clawback provisions.
The foregoing summary of the Agreement does not purport to be a complete description of the Agreement and is qualified in its entirety by reference to the full text of the Agreement, a copy of which is attached hereto as Exhibit 10.1 and incorporated herein by reference.
Mr. Steinmetz’s appointment is not pursuant to any arrangement or understanding with respect to any other person. There are no family relationships between Mr. Steinmetz and any director, executive officer or other person that would require disclosure under Item 401(d) of Regulation S-K. There are no transactions in which Mr. Steinmetz has an interest requiring disclosure under Item 404(a) of Regulation S-K.
Resignation of Chief Accounting Officer
On May 20, 2026, Stacia Hansen, the Chief Accounting Officer and Treasurer of the Company, submitted her resignation and the Board accepted such resignation. The effective date of Ms. Hansen's resignation as Chief Accounting Officer is expected to be June 12, 2026.

Item 8.01	Other Events.
On May 27, 2026, the Company issued a press release announcing the management changes described in this Current Report on Form 8-K, the full text of which is filed herewith as Exhibit 99.1 and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description
10.1	Employment Agreement by and between Shimon Steinmetz and Arq, Inc. dated May 26, 2026.*, **
99.1	Press Release, dated May 27, 2026.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).
Notes:
* – Management contract or compensatory plan or arrangement.
** – Portions of this exhibit have been omitted pursuant to Item 601(b)(10) as information that the Company customarily and actually treats that information as private or confidential and is not material.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 27, 2026

Arq, Inc.
Registrant

/s/ Robert Rasmus
Robert Rasmus
Chief Executive Officer

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